FOR IMMEDIATE RELEASE	CONTACT: Patrick Barker
(620) 672-3142

RTO Holdings, Inc.
Orion Ethanol, L.L.C.
307 S. Main
Pratt, Kansas 67124

NEWS RELEASE

ORION ETHANOL, L.L.C. COMPLETES GOING PUBLIC TRANSACTION

Pratt, Kansas, August 28, 2006 - RTO Holdings, Inc. (RTOH.OB) announced today the closing of a going public transaction with Orion Ethanol, L.L.C., a Kansas limited liability company (“Orion”). The transaction involved a stock exchange with the holders of Orion’s membership interests whereby such holders received 31,272,740 shares of RTO’s common capital stock, representing 95.75% of RTO’s issued and outstanding common capital stock following the transaction. The companies will operate on a consolidated basis, executing upon the current business plan of Orion. As a result of the exchange transaction, Mr. Patrick Barker was appointed to the Board of Directors of RTO and senior management of Orion was elected as executive officers of RTO upon the resignation of the company’s sole executive. RTO’s shares are listed on the Over-the-Counter (OTC) Bulletin Board under the symbol, RTOH.OB.

Orion is a renewable energy company focusing on ethanol production. Orion, through its majority-owned subsidiary, Gateway Ethanol, LLC, is currently constructing the Pratt Facility, a 55 million gallon per year dry-grind ethanol plant near Pratt, Kansas. Construction is scheduled to be completed in the third quarter of 2007, at which point the company expects to process more than 18 million bushels of corn and grain sorghum (sorghum) annually. Orion has entered into agreements to acquire an aggregate of 1400 acres of land where it will base its other prospective ethanol facilities. The locations of these facilities are Enid, Oklahoma, Shattuck, Oklahoma, Hugoton, Kansas and Colby, Kansas. Orion believes there is sufficient infrastructure, such as water rights, rail, natural gas, electricity and other infrastructure to meet anticipated ethanol production needs at these locations. Upon completion of these four sites and the Pratt facility, Orion expects that it will be able to produce in excess of 550 million gallons of ethanol per year. Orion applied for air quality permits for planned facilities in Enid, Oklahoma on August 4, 2006, and Shattuck, Oklahoma on August 9, 2006. Orion expects these facilities to be in full production in the first quarter of 2008. Orion anticipates that it will apply for air permits for their Hugoton and Colby Kansas locations in the fourth quarter of 2006.

Orion intends to use a continuous dry milling process to produce fuel-grade ethanol as its main product and distillers’ grains and carbon dioxide as co-products. Corn and grain sorghum will be the primary raw materials. Each of the ethanol facilities will have an initial nameplate design capacity (i.e., guaranteed production amount under the EPC agreement) to produce 55 million gallons per year of fuel-grade ethanol and will be expandable to 110 million gallons per year. We intend to distribute our ethanol throughout the United States

Orion has entered into an Engineering, Procurement, and Construction or EPC agreement with Lurgi PSI, Inc. for the design and construction of the Pratt Facility and intends to enter into EPC agreements with Lurgi for the design and construction of the other ethanol facilities. Orion believes these agreements will enable it to execute its planned build-out schedule, which it further believes gives the company a competitive advantage in the ethanol industry.

Mr. Patrick Barker, the new Chief Executive Officer of RTO, stated, "We want to thank our financial advisor, Halter Financial Group, for facilitating our efforts in connection with our going public transaction. We believe this transaction gives us the ability to aggressively pursue our growth strategy and provides access to opportunities not previously available to our company.”

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of RTO Holdings, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, regulatory actions or delays, the ability to obtain or maintain intellectual property protection, market acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. RTO Holdings, Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.